Exhibit 10.1
TRANSITION AGREEMENT

This TRANSITION AGREEMENT (“Agreement”), is entered into as of July 14, 2026 (the “Effective Date”), by Accel Entertainment, Inc., a Delaware corporation (the “Company”), and Derek Harmer (“Harmer”), and amends that certain Executive Employment Agreement by and between the Company and Harmer dated July 16, 2020, and amended as of July 15, 2023 (the “Employment Agreement”).

WHEREAS, the Employment Agreement and Harmer’s employment with the Company shall terminate as set forth herein;

WHEREAS, reference is made to those certain grant notices issued to Harmer by the Company and associated award agreements between Harmer and the Company, in each case, pursuant to the Accel Entertainment, Inc. Long Term Incentive Plan, as amended from time to time (the “LTIP”), whereby the Company granted Harmer certain Restricted Stock Units (as such term is defined in the LTIP) (“RSUs”). Such grant notices and award agreements are set forth on Schedule 1 hereto and are collectively referred to herein as the “RSU Agreements” and each a “RSU Agreement” (which such defined term as used herein, for the avoidance of doubt, includes both (i) RSUs subject to vesting conditions based on both continued service requirements and the achievement of performance goals and (ii) RSUs subject to vesting conditions based solely on continued service requirements); and

WHEREAS, in order to facilitate an orderly transition associated with Harmer’s departure as Chief Compliance Officer (“CCO”) of the Company, the parties hereto desire to amend the Employment Agreement and agree to certain post-separation terms (including with respect to the RSU Agreements and the Option Agreements (defined below)) as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings assigned to them in the Employment Agreement.

2.Expiration of Employment Agreement. The term of the Employment Agreement (as amended hereby), and Harmer’s employment with the Company thereunder, shall end on March 31, 2027 (the “Transition Date”); provided that such term may earlier terminate upon a termination of Harmer’s employment as set forth in Section 4.1 of the Employment Agreement. As of the Transition Date, Harmer shall have no further employment relationship with the Company or any of its Affiliates, and Harmer agrees that such separation from employment shall effectuate Employee’s automatic resignation as an officer of the Company and as an officer of any of the Company’s Affiliates (as applicable), in each case effective as of the Transition Date. Harmer agrees to execute any reasonable documents required to effectuate such resignations. The Company and Harmer acknowledge and agree that Harmer’s employment termination as of the Transition Date shall not constitute a Covered Termination and Harmer shall not be entitled to any of the payments set forth in Section 5.2(a) of the Employment Agreement. For the avoidance of doubt, Harmer shall be entitled to receive the Accrued Benefits as set forth in Section 5.1 of the Employment Agreement.
3.Base Salary; Continued Healthcare. As As of January 1, 2027, Harmer’s annual base salary shall be $300,000 per annum. Following the Transition Date, and subject to the requirements of Section 7 of this Agreement, Harmer will be entitled to receive continued healthcare coverage pursuant to the provisions of COBRA in accordance with the terms and conditions of Section 5.2(b) of the Employment Agreement (the “Continued Healthcare Benefits”).
4.Long-Term Incentive Compensation.
(a)2026 LTIP Grant. The Company shall grant Harmer equity-based incentive compensation in 2026 pursuant to the terms of Section 3.3 of the Employment Agreement; provided that such grant shall be for 42,085 Restricted Stock Units and shall be subject to vesting conditions based solely on continued service requirements (the “2026 RSUs”). The 2026 RSUs are subject to the terms of the LTIP and an award agreement governing the 2026 RSUs, and (i) shall be subject to a two-year service-based vesting period, which such definition of service shall include Harmer’s service as a member of the Compliance Committee (as hereinafter defined) and (ii) shall vest in two equal installments on the first and second anniversaries of the vesting commencement date for the 2026 RSUs. The grant notice and corresponding award agreement with respect to the 2026 RSUs is referred to herein as the “2026 RSU Agreement.” The parties acknowledge that the 2026 RSUs were granted on June 5, 2026, with a vesting commencement date of February 25, 2026. Harmer shall not be entitled to receive any other equity-based incentive compensation pursuant to the terms of the Employment Agreement.
(b)Existing RSU Agreements and Option Agreements. With respect to any RSU Agreement identified in the “Award Type” column as a “RSU” on Schedule 1 hereto, as well as the 2026 RSU Agreement (collectively, the “Time-Based RSUs”), for purposes of any vesting that requires Harmer’s continuous employment with or service to the Company or its Affiliate, notwithstanding anything in any plan or award to the contrary, Harmer’s service as a member of the Compliance Committee shall be deemed to be continuous employment with or service to the Company or its Affiliate (the “Service Definition Benefit”). With respect to (i) any RSU Agreement identified in the “Award Type” column as a “PSU” on Schedule 1 hereto (the “Performance-Based RSUs”), vesting pursuant to such Performance-Based RSUs shall be in accordance with the terms of the applicable award agreement as if a “Qualifying Termination” (as defined in such award agreement) occurred on the Transition Date and (ii) each outstanding stock option agreement in respect of shares of Company common stock granted to Harmer listed on Schedule 1 (collectively, the “Option Agreements”), for purposes of exercisability of any Company stock options pursuant to such Option Agreements Harmer shall be deemed to have terminated employment or other service with the Company as of the Transition Date, with unvested options automatically forfeited on the Transition Date and vested options expiring if not exercised within 90 days of the Transition Date (unless otherwise provided in the applicable Option Agreement).

5.Annual Bonus. The Company shall pay Harmer an Annual Bonus in respect of calendar year 2026 pursuant to the terms of Section 3.2 of the Employment Agreement; provided that (i) with respect to the individual performance target percentage, the percentage applied shall not be less than 75% of such target, and (ii) with respect to the financial performance target percentage, the percentage applied shall be determined in accordance with the Company’s achievement of applicable financial targets. Harmer shall not be entitled to receive an Annual Bonus in respect of calendar year 2027.

6.Compliance Committee Membership.
(a)Effective on the day immediately following the Transition Date, the Company will appoint Harmer to serve (such services referred to herein as the “Compliance Services”) as a member of the Company’s Compliance Committee (the “Compliance Committee”) on the terms set forth in the Compliance Committee Appointment Agreement substantially in the form attached hereto as Exhibit A (the “Appointment Agreement”), subject to Harmer satisfying the regulatory suitability requirements set forth therein and provided that there has not been a termination of Harmer’s employment as set forth in Section 4.1 of the Employment Agreement prior to the Transition Date. The term that Harmer serves as a member of the Compliance Committee is referred to as the “Committee Term.” For the avoidance of doubt, Compliance Services shall be in addition to, and not in lieu of, Harmer’s obligations pursuant to the Cooperation provision in Section 6.6 of the Employment Agreement.
(b)During the Committee Term, Harmer shall be an independent contractor to the Company, and, as such, Harmer shall be free to provide services to other entities during the Committee Term as long as (i) Harmer does not violate any of the terms of this Agreement, the terms of the Employment Agreement that survive its termination (including the covenants in Sections 6.2 - 6.4 of the Employment Agreement), the terms of the Appointment Agreement, the terms of any RSU Agreement, or other obligations Harmer owes to the Company or its Affiliates and (ii) such services do not interfere or conflict with the Company’s or its Affiliate’s gaming licenses, as determined in the sole discretion of the Board. Harmer agrees to attend meetings (whether in-person or virtually) of the Compliance Committee. To the extent the Company requires Harmer to travel to serve in performance of the Compliance Services, the Company shall reimburse Harmer for such reasonable travel expenses in accordance with the terms of any travel reimbursement policies of the Company in effect at the time. The method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Harmer’s Compliance Services shall be within the sole control of Harmer. In the performance of the Compliance Services, Harmer shall comply with all applicable laws and shall be an independent contractor and not be deemed to be an employee or agent of the Company or any of its Affiliates or have any power to bind or commit the Company or any of its Affiliates. Harmer acknowledges and agrees that, in respect of his performance of Compliance Services, as a non-employee, Harmer shall not be eligible for, and hereby waives any rights to, any benefits or benefit plans sponsored by the Company or any of its Affiliates for the benefit of its or their employees (other than receipt of vested benefits accrued as of the Transition Date and any right to continued participation in the Company’s health insurance policies pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985).
(c)Harmer acknowledges and agrees that the compensation set forth in the Appointment Agreement shall be Harmer’s sole compensation for the Compliance Services, and Harmer shall not be entitled to any other payment or benefits with respect to the Compliance Services. Notwithstanding anything herein or in any other agreement between the Company and Harmer to the contrary, following the Transition Date, Harmer may retain and use the Company computer issued to Harmer during his period of employment (subject to the Company having a reasonable opportunity to “scrub” the foregoing for confidential information of the Company or its Affiliates).

(d)During the Committee Term, Harmer shall be bound by, and agrees to comply with, the Confidential and Proprietary Information and Work Product provisions set forth in Section 6.4 and Section 6.5 of the Employment Agreement, and any references in such to Harmer’s employment in such Sections shall be deemed to apply to Harmer’s service as a member of the Compliance Committee. Notwithstanding the foregoing, nothing in this Agreement (or in the Employment Agreement) shall prohibit or restrict Harmer from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, Securities and Exchange Commission, any Inspector General and any other governmental agency, commission, or regulatory authority) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Harmer from any governmental agency or responding to a subpoena or court order; (iii) testifying, participating or otherwise assisting in any action or proceeding by any governmental agency relating to a possible violation of law; (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (v) disclosing information if reasonably appropriate in connection with any legal process between Harmer or the Company or any of its affiliates. Nothing in this Agreement requires Harmer to obtain prior authorization before engaging in any conduct described in the preceding sentence, or to notify the Company that Harmer has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.
(e)In the event that prior to the full vesting of the Time-Based RSUs the Company removes Harmer from the Compliance Committee other than for Cause (as defined below), such unvested Time-Based RSUs shall vest in full as of the date of such removal without Cause. For purposes of this Agreement “Cause” shall mean Harmer’s: (i) material breach of this Agreement, the Appointment Agreement, or any other material written agreement between Harmer and the Company or any of its Affiliates or material breach of any policy or code of conduct established by the Company, any of its Affiliates or the Company’s Board of Directors (the “Board”) and applicable to and previously made available to Harmer; (ii) commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) commission of, or conviction or indictment of, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) commission of any action that could cause Harmer or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board or the laws or regulations in any other State in which the Company operates or plans to operate, or that could cause the revocation or loss of any other material gaming license in any State in which the Company operates or plans to operate; provided, however, that if Harmer’s actions or omissions as set forth in clause (i) are of such a nature that the Board determines they are curable by Harmer, such actions or omissions must remain uncured 30 days after the Board has provided Harmer written notice of the obligation to cure such actions or omissions.

7.General Release Agreement. Harmer will not be eligible for the Continued Healthcare Benefits set forth in Section 3 or the Service Definition Benefit set forth in Section 4 and Section 6(e) shall not be applicable unless, on or after the Transition Date, Harmer timely executes and delivers to the Company a general release of all claims that Harmer may have against the Company and its Affiliates or Persons affiliated with the Company and its Affiliates, in the form set forth in Exhibit B hereto (the “Release”), and such Release becomes effective on or before the 60th day following the Transition Date. In the event that Harmer does not timely execute and deliver such Release, or such Release does not become effective and irrevocable within such period, the Continued Healthcare Benefits shall not be available and neither the Service Definition Benefit nor Section 6(e) shall be applicable.

8.Termination Prior to Transition Date. Notwithstanding anything to the contrary in this Agreement, in the event Harmer’s employment with the Company terminates prior to the Transition Date for any reason, this Agreement shall become null and void as of such actual employment termination date and Harmer shall have no right to any benefits set forth hereunder (and the terms and conditions of the Employment Agreement shall apply instead).

9.Limited Effect. Except as expressly provided in this Agreement (including the confirmation that Harmer’s separation from employment as of the Transition Date is not a Covered Termination), all of the terms and provisions of the Employment Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the foregoing, the agreements contained herein will not be construed as an agreement to or waiver of any other provision of the Employment Agreement or as a waiver of or consent to any further or future action on the part of either party hereto that would require the waiver or consent of the other party hereto. On and after the Effective Date, each reference in the Employment Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Employment Agreement as amended by this Agreement.

10.Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Harmer, addressed to his last known address on file with the Company;

If to the Company, addressed to:

Accel Entertainment, Inc.
140 Tower Drive
Burr Ridge, IL 60527
Attn: Chief Legal Officer
Email: scott.levin@accelentertainment.com

11.Miscellaneous.

(a)This Agreement is governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws provisions of such State.

(b)This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and each of their respective permitted successors and permitted assigns.

(c)The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

(d)This Agreement may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

(e)This Agreement, the Employment Agreement (as amended by this Agreement), the RSU Agreements, the Option Agreements and the Appointment Agreement constitute the sole and entire agreement between the parties hereto with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. For the avoidance of doubt, Sections 5.4, 6.2-6.6, 7.1, and 7.2 of the Employment Agreement shall continue to apply and survive the Transition Date. Further for the avoidance of doubt, with respect to the post-termination non-competition and non-solicitation restrictions in Sections 6.2 and 6.3, such post-termination restrictions shall commence as of the Transition Date.

(f)Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation will be resolved solely and exclusively by final and binding arbitration in Cook County, Illinois through Judicial Arbitration and Mediation Services/Endispute (“JAMS”) before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. The JAMS rules may be found and reviewed at https://www.jamsadr.com/rules-employment-arbitration. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based.

(g)The Company makes no representations or warranties to Harmer with respect to any tax, economic or legal consequences of this Agreement or any payments or other benefits provided hereunder, including without limitation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder (“Section 409A of the Code”), and no provision of the Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A of the Code from Harmer or any other individual to Company or any of its affiliates. Harmer, by executing this Agreement, shall be deemed to have waived any claim against the Company and its affiliates with respect to any such tax, economic or legal consequences. However, the parties intend that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Agreement (and such payments and benefits), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Section 409A of the Code applies, all references in this Agreement to the end of Harmer’s employment are intended to mean Harmer’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i). In addition, if Harmer is a “specified employee,” within the meaning of Code Section 409A(a)(2)(B)(i), at the time of Harmer’s “separation from service,” within the meaning of Code Section 409A(a)(2)(A)(i), then to the extent necessary to avoid subjecting Harmer to the imposition of any additional tax under Section 409A of the Code, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Harmer’s “separation from service,” shall not be paid to Harmer during such period, but shall instead be accumulated and paid to Harmer (or, in the event of Harmer’s death, Harmer’s estate) in a lump sum on the first business day following the date that is six months after Harmer’s separation from service. Moreover, the parties intend that this Agreement be deemed to be amended to the extent necessary to comply with the requirements of Section 409A of the Code and to avoid or mitigate the imposition of additional taxes under Section 409A of the Code, while preserving to the maximum extent possible the essential economics of Harmer’s rights under the Agreement.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

ACCEL ENTERTAINMENT, INC.

By:         /s/ Scott Levin
Name:     Scott Levin
Title:     Chief Legal Officer and Corporate Secretary

ACCEPTED AND AGREED:

/s/ Derek Harmer
Derek Harmer

[Signature Page to Transition Agreement]

Exhibit A

COMPLIANCE COMMITTEE APPOINTMENT AGREEMENT

April 1, 2027

Derek Harmer
derekh@accelentertainment.com

Re: Accel Entertainment, Inc. Compliance Committee

Dear Derek:

Accel Entertainment, Inc. (“Accel Entertainment” or “Company”) has had discussions with you about serving as a Member of the Company’s Compliance Committee (the “Committee”). This Letter Agreement (“Agreement”) will set forth the terms under which you will serve as a Member of the Committee.

You and Accel acknowledge and agree to the following terms:

•You agree to serve as a Member of the Committee for an initial term of one year.
•In exchange for your service, Accel Entertainment shall pay you $10,000 for each calendar quarter which shall be billed in arrears.
•As part of Accel Entertainment’s compliance plan, Accel Entertainment conducts criminal background checks (“Contractor Background Check”) by a third party utilizing open-source materials to determine if the individual and/or business is a suitable business partner for Accel Entertainment. This Agreement is expressly contingent upon your Contractor Background Check returning such results as would allow Accel Entertainment to conclude that you are and will be a suitable business partner for Accel Entertainment.

While you are a Member of the Committee, you (“Recipient”) may be given access to the Confidential Information of the Company. Recipient agrees to: (i) protect Company's Confidential Information in a reasonable and appropriate manner to the same extent Recipient protects the confidentiality of its own proprietary and confidential information of like kind, but in no event less than a reasonable manner; and (ii) use and reproduce Company's Confidential Information only to perform Recipient’s obligations and exercise its rights pursuant to the Agreement. The obligations set forth in this paragraph shall not apply to information which is: (a) publicly known; (b) already known to the Recipient without obligations of confidentiality; (c) disclosed to Recipient by a third party who is not, to Recipient’s knowledge, under a confidentiality restriction with respect to such Confidential Information; or (d) independently developed by the Recipient without use of Company’s Confidential Information. Disclosure of Confidential Information pursuant to applicable law, a subpoena or other validly issued administrative or judicial process shall not be a breach of Recipient's obligations, provided that Recipient shall provide prior notice to Company of such disclosure if permitted by law. In the event of any actual known breach in relation to any actual known unauthorized access, disclosure or use of Company’s Confidential Information in connection with the Services (a “Security Breach”), to the extent caused by Recipient, Recipient shall be responsible for containing such Security Breach, mitigating potential risks to affected individuals and notifying affected individuals and regulatory authorities of the Security Breach where required by law. Recipient shall be solely responsible for all costs or expenses associated with any remedial actions or notifications to the extent such Security Breach is caused by Recipient. “Confidential Information” shall mean any and all information that should reasonably be deemed to be confidential given the nature or circumstances of the information or disclosure relating to Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of Company, including without limitation any notes, analyses, compilations, studies, forecast, interpretations, or other documents prepared by the Recipient that derive from, contain, reflect or are based upon, in whole or in part, the information furnished by Company.

The parties will indemnify and hold harmless each other from all claims, actions, disputes, suit, proceeding, loss, damage, or expense (including, without limitation, reasonable attorneys’ fees and court costs), arising out of, or relating to any breach of this Agreement by the parties or any of the representations or warranties provided by the parties herein.

The Agreement shall terminate immediately, without any further liability to the other party, if either party: (i) receives a directive from any regulatory body to terminate this Agreement; (ii) receives information from any regulatory body that a continued relationship under this Agreement may negatively impact the party’s good standing with the regulatory body or any of its respective gaming licenses; (iii) is ordered to disassociate from the other party pursuant to Illinois Gaming Board Rule 1800.330, or any similar rule in any other jurisdiction; and/or (iv) has its gaming license revoked or denied, has its renewal denied, or surrenders its license. Additionally, neither party is required to return any consideration exchanged pursuant to the terms of the Agreement.

Notwithstanding the above, either party may terminate the Agreement at any time upon thirty (30) days’ notice with or without cause.

This Agreement shall be governed by the laws of the State of Illinois. In the event that any court of law and/or regulatory body requests changes to the terms of this Agreement to comply with applicable law, rules, and regulations, the parties agree to amend the terms of the Agreement accordingly.

Neither party will assign and/or transfer this Agreement and its rights and/or obligations hereunder without the prior written consent of the other party.

The parties represent and warrant that they have the full power and authority to enter into this Agreement. Neither party has signed any other agreement that would interfere with the validity of this Agreement.

Please countersign and date this Agreement in the space provided below and return a countersigned copy of this Agreement to Accel to confirm your agreement to the foregoing arrangement.

Sincerely:

ACCEL ENTERTAINMENT GAMING, LLC

By: __________________________________
Printed Name:
Its:

Acknowledged and Agreed by Derek Harmer

as of the 1st day of April 2027.

By: ________________________________________

Printed Name: Derek Harmer

Exhibit B

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Release”) is entered into between Derek Harmer (“Executive”) and Accel Entertainment, Inc. (the “Company”) (collectively, the “parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement dated as of July 16, 2020, as amended as of July 15, 2023 (the “Original Employment Agreement”), and the Transition Agreement dated as of July 14, 2026 (the “TA” and, together with the Original Employment agreement, the “Employment Agreement”)and Leadership Transition and Advisory Services Agreement dated as of February 2, 2026 (the “Employment Agreement”);

WHEREAS, capitalized terms used and not defined in this Release shall have the respective meanings assigned to them in the Employment Agreement;

WHEREAS, Executive’s employment with the Company terminated as of the Separation Date (defined below);

WHEREAS, as of the Separation Date, Executive shall serve as a member of the Company’s Compliance Committee pursuant to the terms of that certain Compliance Committee Appointment Agreement entered into between the parties as of the date hereof; and;

WHEREAS, the Company has agreed to provide Executive the benefits set forth in the TA, subject to Executive’s timely entry into and return (and non-revocation) of this Release and Executive’s compliance with the terms hereof.

NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.

1.Employment Separation. The parties acknowledge and agree that Executive’s employment with the Company terminated on March 31, 2027 (the “Separation Date”), pursuant to Section 2 of the TA. As of the Separation Date, Executive (i) has been appointed to serve as a member of the Company’s Compliance Committee pursuant to the terms of that certain Compliance Committee Appointment Agreement entered into between the parties as of the Separation Date (the “Appointment Agreement”) and (ii) has no further employment relationship with the Company or any other Released Party, and, except for his position as a member of the Company’s Compliance Committee, has resigned from and no longer holds any offices, director positions or other positions with the Company or any other Released Party.

2.Acknowledgment of Payment of Wages. By Executive’s signature below, Executive acknowledges that the Company has paid to Executive all wages, salary, compensation, benefits, accrued vacation (if applicable), reimbursable expenses previously submitted by Executive in accordance with applicable Company policy, and any similar payments due Executive from the Company as of the Separation Date. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts arising out of or otherwise in connection with his employment with the Company or any Released Party (excluding, for the avoidance of doubt, the release consideration described in Section 3 below). Executive agrees to promptly (and by no later than 30 days following the Separation Date) submit for reimbursement, and otherwise in accordance with the Company’s reimbursement policies, all final outstanding expenses, if any.

3.Release Consideration. In exchange for Executive’s timely execution (and non-revocation) of this Release and Executive’s other promises herein, the Company agrees to provide Executive with the benefits as set forth in Sections 3 and 4 of the TA, including the Continued Healthcare Benefits and the Service Definition Benefit. By signing below, Executive acknowledges that Executive is receiving the release consideration described in this Section 3 in exchange for waiving Executive’s rights to claims referred to in this Release and Executive would not otherwise be entitled to the consideration.

4.Return of Company Property. Executive hereby warrants to the Company that Executive has returned (without retaining copies thereof) to the Company all property or data of the Company or any Released Party of any type whatsoever that has been in Executive’s possession, custody or control (other than de minimis items not containing the confidential information of the Company of its Affiliates), with the exception of any property or data Executive is authorized to retain in connection with his being a member of the Company’s Compliance Committee. Notwithstanding anything to the contrary set forth herein or the Employment Agreement or TA, the Company hereby acknowledges and agrees that Executive may retain and use his Company-issued computer as his own (subject to the Company having a reasonable opportunity to “scrub” the foregoing for confidential information belonging to the Company or its Affiliates), and Executive may retain, as his own property, copies of any personnel documents, personal to him, previously provided to him by the Company, such as payroll and tax records, as well as his personal rolodex and address book.

5.Surviving Obligations. Executive hereby acknowledges that he continues to be bound by (i) those provisions of the Employment Agreement that survive the termination of Executive’s employment, including Sections 6.2 (Non-Competition), 6.3 (Non-Solicitation), 6.4 (Confidential and Proprietary Information), 6.5 (Work Product), and 6.6 (Cooperation) of the Employment Agreement in accordance with their terms which survive, (ii) Section 6 of the TA, and (iii) the terms and provisions of the Appointment Agreement (collectively the “Surviving Obligations”). For the avoidance of doubt, Sections 5.4, 6.2-6.6, 7.1, and 7.2 of the Employment Agreement shall continue to apply. The parties hereby acknowledge that (x) the TA, (y) the RSU Agreements (as amended by the TA and this Release, as applicable), and (z) the Appointment Agreement remain in full force and effect.

6. General Release and Waiver of Claims.

a.The benefits and promises set forth in this Release are in full satisfaction of all accrued compensation and benefits to which Executive may be entitled by virtue of Executive’s employment with the Company or Executive’s separation from the Company, including pursuant to the Employment Agreement (including those set forth in Article V of the Employment Agreement prior to its amendment by the TA). To the fullest extent permitted by law, Executive, individually and on behalf of his heirs, agents, assigns and representatives, intending to make a full, complete, and general release, unconditionally and irrevocably releases and forever discharges the following persons and entities (collectively, the “Released Parties”): (i) the Company; (ii) the Company’s present and former officers, directors, shareholders, members, managers, employees, agents, representatives, attorneys, and assigns, in each case, in their official capacities with respect to the Company; (iii) the Company’s present and former parent companies, subsidiaries, successors, affiliated and related entities (collectively, the “Affiliates”); and (iv) all of the Affiliates’ respective present and former officers, directors, shareholders, members, managers, employees, agents, representatives, attorneys, and assigns, in each case, in their official capacities with respect to the Affiliates, from any liability for any and all claims, causes of action, demands, debts, damages, costs, attorneys’ fees, or liabilities of any nature whatsoever, in law or in equity, whether now known or hereafter discovered (collectively, “Released Claims”), that have arisen, or may arise, out of events that have occurred from the beginning of time through the date Executive signs this Release, including, but not limited to, Released Claims relating to or arising from Executive’s employment with the Company and the Affiliates and all contracts or agreements that Executive may have entered into with the Company and the Affiliates, including, but not limited to, the Employment Agreement.

b.The Released Claims include all claims arising out of Executive’s employment with the Company and the Affiliates, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act, the Americans with Disabilities Act Amendments Act of 2008, the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, as amended, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002 and the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, the Fair Labor Standards Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, the Illinois Human Rights Law and all other wage, labor, and civil rights laws of the State of Illinois (each, to the extent permitted by law), and all other federal, state, and local constitutions, statutes, ordinances, and regulations, and including, but not limited to, claims for wrongful or retaliatory discharge (whether arising by statute or common law), retaliation, breach of contract (including under the Employment Agreement), breach of covenant of good faith and fair dealing, interference with contract or economic advantage, defamation, negligence, and any other contract or tort claims, and any claims for compensation, benefits, or damages of any kind not expressly set forth in this Release that could be filed with any court or governmental administrative body or tribunal having jurisdiction over such matters, and this Release resolves and subsumes any and all Released Claims based upon any conduct by the Released Parties. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES. Executive represents and warrants that as of the date Executive signs this Release, he knows of no right to which he is entitled under the Fair Labor Standards Act, the Illinois Minimum Wage Law, or Illinois Wage Payment and Collection Act.

c.Executive hereby acknowledges that Executive is aware of the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known by him or her, must have materially affected his or her settlement with the releasee. With knowledge of this principle, Executive hereby agrees to expressly waive any rights he may have to that effect.

d.In no event shall the Released Claims include: (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to ERISA; (ii) any claim based on facts that first occur after the date that Executive executes this Release; (iii) any right to indemnification under Section 7.1 of the Employment Agreement, the TA, that certain Indemnity Agreement dated as of November 20, 2019 between the Company and Executive (the “Indemnity Agreement”), or the Company’s directors & officers insurance policy applicable to Executive; (iv) any right under or any claim to enforce Executive’s rights under this Release (including rights to the benefits set forth in Sections 3 and 5 of the TA); or (vi) any Released Claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits; provided, however, Executive acknowledges that the Company and any other Released Party may provide truthful information in response to any application for such benefits.

e.To the fullest extent permitted by law, any dispute regarding the scope of this general release (as well as any other dispute under this Release) will be determined by an arbitrator under the procedures set forth in Section 7.8 (Dispute Resolution; Arbitration) of the Employment Agreement. THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO TRIAL BY JURY IN ANY CLAIM ARISING OUT OF OR RELATING OT THIS RELEASE.

7.Protected Rights. Executive understands that nothing in this Release limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”); however, Executive understands and agrees that, to the extent permitted by law, Executive is waiving any and all rights to recover any monetary or personal relief from any of the Released Parties as a result of any Government Agency proceeding or subsequent legal actions. Nothing herein waives Executive’s right to receive an award for information provided to a Government Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity) and nothing herein or in any other agreement between Executive and any Released Party shall prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Government Agency; (ii) responding to any inquiry or legal process directed to Executive from any Government Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Government Agency; or (iv) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Release requires Executive to obtain prior authorization before engaging in any conduct described in this Section 7 or to notify any Released Party that Executive has engaged in any such conduct.

8.Non-disparagement. Executive agrees that Executive will not, directly or indirectly, make any defamatory or disparaging remarks regarding the Company or any Released Party or any of their products or services, whether verbally or in writing, including, but not limited to, on any media outlet (including social media), website or blog; provided, however, nothing in this Section 8 shall restrict or impede Executive from making any of the statements or disclosures, or engaging in any of the activities, permitted under Section 7 above or from providing truthful information in response to a subpoena or other legal process. The Company agrees that, within five (5) days of the Effective Date, it shall instruct those individuals who are officers or directors of the Company, in each case, as of the Separation Date, to not make any defamatory or disparaging remarks regarding Executive, whether verbally or in writing, including, but not limited to, on any media outlet (including social media), website or blog; provided, however, the instruction may provide that it does not restrict or impede such individuals from making statements or disclosures that are required by subpoena or other legal process or from making truthful statements as reasonably required in the ordinary course of business.

9.Acknowledgements; Advice to Consult with Lawyer or Representation. This is an important legal document. The Company hereby advises Executive to consult with a lawyer or representative of Executive’s choice before signing this Release. By executing and delivering this Release, Executive acknowledges and agrees that:

a.Executive has carefully read this Release;

b.The confidentiality obligations set forth in this Agreement are Executive’s documented preference, are knowing and voluntary, are mutually beneficial to Executive and the Company, and are supported by valid, bargained-for consideration, including consideration to which Executive is not otherwise entitled;

c.Executive has had sufficient time (and at least twenty-one (21) calendar days) to consider this Release before the execution and delivery hereof to the Company. To accept this Release, Executive must deliver his executed Release to the Company care of Scott Levin at scott.levin@accelentertainment.com not later than the twenty-second (22nd) day after the Company provided an executed version of this Release to Executive;

d.Executive has been advised by the Company in writing to discuss this Release with an attorney or representative of Executive’s choice before signing this Release, and Executive has had adequate opportunity to do so prior to executing and delivering this Release;

e.Executive has seven (7) calendar days after signing this Release to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Release will not become effective or enforceable until the Release Revocation Period has expired without Executive exercising Executive’s revocation right. Any notice of revocation of the Release is effective only if such revocation is in writing and received by the Company care of Scott Levin at scott.levin@accelentertainment.com, on or before the expiration of the Release Revocation Period. Executive understands that if Executive revokes his acceptance of this Release pursuant to this Section 9(d), this Release will be of no force or effect, and Executive will not be entitled to receive the benefits set forth in Section 3 above; provided, however, that the termination of Executive’s employment shall still be effective as of the Separation Date;

f.Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated within the four corners of this Release and in entering this Release, Executive has not relied on any representation or statement, written or oral, of any Released Party or Released Party’s agent that is not set forth in this Release; Executive is signing this Release knowingly, voluntarily, and of Executive’s own free will;

Executive relies on Executive’s own judgment in entering into this Release; and Executive understands and agrees to each of the terms and conditions of this Release; and

g.No Released Party has provided any tax or legal advice regarding this Release and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Release with full understanding of the tax and legal implications thereof

10.Effective Date. This Release is effective on the eighth (8th) day after Executive signs it, provided Executive has not revoked it as of that time (the “Effective Date”).

11.No Waiver. No failure by any party at any time to give notice of any breach by another party of, or to require compliance with, any condition or provision of this Release shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.Third Party Beneficiaries. This Release shall inure to the benefit of the Company, its Affiliates, and their permitted successors and assigns, and each Released Party that is not a signatory hereto is a third-party beneficiary of Executive’s release of claims, covenants, and representations hereunder and shall be entitled to rely on and enforce such release, covenants and representations as if a party hereto.

13.Severability and Modification. To the extent permitted by applicable law, the parties agree that any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Release invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the parties’ bargain hereunder.

14.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. All references to Executive’s “employment” with the Company shall be construed as meaning “employed by or providing services to one or more Released Parties, including in Executive’s capacity as an executive of the Company.” Neither this Release nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. On the contrary, this Release has been reviewed by each of the parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.

15.Entire Agreement; Amendment. The parties acknowledge and agree that (i) this Release, (ii) the TA, and (iii) with respect to: (x) the Surviving Obligations, the Employment Agreement, the

Appointment Agreement, (y) the LTIP, the RSU Agreements, and the Option Agreements and any other award documents or agreements applicable to the foregoing, and (z) indemnity, the Indemnity Agreement, and the Company’s directors & officers insurance policy applicable to Executive, constitute the entire agreement between the parties with respect to the matters herein; provided, however, this Release shall complement and be in addition to (and not supersede or replace) any and all obligations Executive has to the Released Parties with respect to non-disclosure, confidentiality, and return of property, and Executive shall not be in breach of any such obligations as a result of any conduct expressly permitted herein. Subject to Section 13, this Release may not be changed orally but only by an agreement in writing agreed to and signed by the parties.

16.Counterparts. This Release may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

17.Governing Law. This Release is governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of laws provisions of such State.

18.Section 409A. The intent of the parties is that this Release and the payments and benefits under this Release are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986 and the United States Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Release shall be construed and administered in accordance with such intent. In the event the parties in good faith determine that this Agreement or any payments referenced herein are not in compliance with Section 409A, the parties shall in good faith modify this Agreement (or any other agreements) to comply with Section 409A while endeavoring to maintain to the maximum extent possible the intended economic benefits. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Release comply with or are exempt from the requirements of Section 409A and in no event shall the Company or any other Released Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(Signature Page Follows)

In Witness Whereof, the parties have executed this Release as of the date written below.

Dated:
Accel Entertainment, Inc. Name: Title:

Dated:
Derek Harmer

Schedule 1

RSU Agreements

Award Type*	Date of Grant	Total Number of Units Granted
PSU	3/10/2025	21,414
RSU	3/10/2025	21,414
PSU	3/15/2024	23,184
RSU	3/15/2024	23,184
RSU	7/15/2023	40,000

* “PSU” refers to a Restricted Stock Unit that is subject to both time-based and performance-based vesting requirements. “RSU” refers to a Restricted Stock Unit that is subject only to time-based vesting requirements.

Option Agreements

Award Type	Date of Grant	Total Number of Options Granted	Total Number of Options Outstanding as of Effective Date
Incentive Stock Option	3/14/2022	1,846	1,846
Non-Qualified Stock Option	3/14/2022	27,697	27,697
Non-Qualified Stock Option	3/16/2021	32,335	32,335
Non-Qualified Stock Option	7/13/2020	12,176	12,176
Incentive Stock Option	7/13/2020	3,824	3,824
Incentive Stock Option	2/27/2020	21,548	21,548
Non-Qualified Stock Option	2/27/2020	41,452	41,452

[Schedule 1 to Transition Agreement]